Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2006 RESULTS

Philadelphia, PA – October 16, 2006.   Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter and nine months ended September 30, 2006. As previously announced, the Company sold its remaining European plastics businesses in 2006 and amounts related to those businesses have been reclassified to discontinued operations.

Third Quarter Results
Net sales from continuing operations in the third quarter rose to $2,022 million, up 7.0% over the $1,890 million in the third quarter of 2005. The increase in sales was primarily attributable to stronger sales unit volumes.

Third quarter gross profit was $262 million compared to $272 million in the 2005 third quarter. As a percentage of net sales, gross profit was 13.0% in the quarter compared to 14.4% in the third quarter last year. The decline was primarily driven by the impact of higher raw material costs partially offset by stronger sales unit volumes, increased operating efficiencies and productivity gains.

Segment income (defined by the Company as gross profit less selling and administrative expense) was $184 million in the third quarter compared to $185 million in the 2005 third quarter. Segment income as a percentage of net sales was 9.1% in the quarter compared to 9.8% in the same period in 2005.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased that in the face of significantly higher input costs, profits have remained firm and stable which is particularly noteworthy in light of last year’s solid third quarter. Our North American Food segment had outstanding results on strong volumes and increased productivity. Both volumes and margin increased in the Americas Beverage business from the first and second quarters of this year. Internationally, four new beverage can lines in the Middle East began operations in the quarter which adds to our annual capacity in that fast growing market.”

Interest expense in the third quarter was $73 million compared to $94 million in the third quarter of 2005. The decrease reflects the impact of lower average interest rates, the result of the Company’s 2005 refinancing.

Net income from continuing operations in the third quarter was $87 million, or $0.51 per diluted share, compared to $82 million, or $0.47 per diluted share, in the third quarter of 2005. The Company is currently in a dispute with a European supplier regarding the cost of materials supplied in 2006. If the outcome of the proceedings is unfavorable, the Company anticipates that it would record a charge to its net income from continuing operations for the third quarter and nine months ended September 30, 2006 of not more than $0.03 per diluted share.

Included within net income from continuing operations in the third quarter of 2005 the Company recorded a net gain of $13 million, or $0.08 per diluted share, related to a net gain on the remeasurement of foreign currency exposures in Europe partially offset by a provision for restructuring.

Through September 30, the Company has repurchased 6,246,378 shares of common stock for $117 million during 2006, including 5,262,878 shares through a previously announced accelerated share repurchase program. The number of common shares outstanding as of September 30, 2006 was 162,923,235 which is approximately 3% lower than as at June 30, 2006.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net debt (defined by the Company as total debt less cash) increased by $7 million from June 30, primarily as a result of the repurchase of $100 million of common stock offset by $88 million of free cash flow (defined by the Company as net cash provided by operating activities less capital expenditures) in the third quarter. Debt and cash amounts were:

	September 30,	June 30,	December 31,	September 30,
	2006	2006	2005	2005

Total debt	$3,698	$3,710	$3,403	$3,705
Cash	289	308	294	275

Net debt	$3,409	$3,402	$3,109	$3,430

Receivables securitization	$320	$264	$234	$320

Nine Month Results
For the first nine months of 2006, net sales grew 4.1% to $5,375 million over the $5,163 million in the first nine months of 2005. The increase primarily reflects higher sales unit volumes across most product lines.

Gross profit for the nine month period was $693 million, or 12.9% of net sales, compared to $710 million, or 13.8% of net sales in the first nine months of 2005. The decrease was primarily attributable to the impact of higher raw material costs which were partially mitigated by stronger sales unit volumes, increased operating efficiencies and productivity gains.

Segment income in the first nine months of 2006 increased 1.3% to $459 million over the $453 million in the first nine months of 2005. Segment income as a percentage of net sales was 8.5% in the first nine months of 2006 compared to 8.8% for the same period last year.

For the first nine months of 2006, interest expense was $210 million compared to $283 million for the same period last year. The decrease reflects lower average interest rates in the first nine months of 2006 compared to the first nine months of 2005, the result of the Company’s 2005 refinancing.

The Company reported net income from continuing operations of $171 million, or $1.00 per diluted share for the nine month period ended September 30, 2006 compared to $81 million, or $0.47 per diluted share for the same period in 2005.

In the first nine months of 2006, the Company recorded a net charge to net income from continuing operations of $8 million, or $0.05 per diluted share, reflecting a $12 million net loss related to restructuring projects and $4 million to expense stock options offset by a net gain of $6 million related to financial foreign exchange and a $2 million net gain on the sale of assets. During the first nine months of 2005, the Company recorded a net charge of $40 million, or $0.23 per diluted share, related to the remeasurement of foreign currency exposures in Europe, provisions for restructuring and for the early extinguishment of debt, partially offset by a net gain on the sale of assets and a gain related to the reversal of tax valuation allowances.

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The Company views segment income and free cash flow as the principal measures of performance of its operations, for planning and evaluating investment opportunities and of its ability to incur and service debt. The Company believes net debt is a useful measure of the Company’s debt levels. Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheet, respectively, and reconciliations to segment income and free cash flow can be found on the accompanying unaudited Consolidated Statements of Operations and condensed and unaudited Consolidated Statements of Cash Flows and a reconciliation of net debt to total debt can be found above under Third Quarter Results.

Conference Call
The Company will hold a conference call tomorrow, October 17, 2006 at 9:30 a.m. (EDT) to discuss this news release. Forward–looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 24. The telephone numbers for the replay are (203) 369-1507 or toll free (866) 475-1459 and the access passcode is 2525.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward–looking statements. These forward–looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward–looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to maintain increased volumes in the Americas Beverage business, to generate additional capacity and future growth rates in the Middle East, and the outcome of a dispute with a European supplier regarding the cost of materials supplied to the Company in 2006. Other important factors are discussed under the caption “Forward–Looking Statements” in the Company’s Form 10–K Annual Report for the year ended December 31, 2005 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward–looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets and Cash Flows and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2006	2005	2006	2005

Net sales	$2,022	$1,890	$5,375	$5,163

Cost of products sold	1,702	1,555	4,512	4,269
Depreciation and amortization	58	63	170	184

Gross profit (1)	262	272	693	710

Selling and administrative expense	78	87	234	257
Provision for restructuring		3	14	3
Loss from early extinguishments of debt				2
Gain on sale of assets	(1)		(2)	(22)
Interest expense	73	94	210	283
Interest income	(2)	(2)	(8)	(6)
Translation and foreign exchange adjustments	(1)	(19)	(9)	76

Income from continuing operations before income taxes, minority interests and equity earnings	115	109	254	117
Provision for income taxes	16	17	42	15
Minority interests and equity earnings	(12)	(10)	(41)	(21)

Income from continuing operations	87	82	171	81

Income/(loss) from discontinued operations
(Loss)/income from operations		13	(8)	32
Loss on disposal	(2)	(17)	(21)	(17)

Net income	$85	$78	$142	$96

Basic earnings/(loss) per average common share:
Continuing operations	$0.52	$0.49	$1.02	$0.49
Discontinued operations	(0.01)	(0.02)	(0.17)	0.09

Net income	$0.51	$0.47	$0.85	$0.58

Diluted earnings/(loss) per average common share:
Continuing operations	$0.51	$0.47	$1.00	$0.47
Discontinued operations	(0.01)	(0.02)	(0.17)	0.09

Net income	$0.50	$0.45	$0.83	$0.56

Weighted-average common shares outstanding:
Basic	165,711,447	165,867,132	166,619,352	165,793,699
Diluted	169,829,685	171,909,751	170,790,808	171,766,529
Actual common shares outstanding	162,923,235	166,629,853	162,923,235	166,629,853

      (1)   A reconciliation from gross profit to segment income is found on the following page.

Amounts for 2005 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business. Amounts related to the Company’s remaining European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three months and nine months ended September 30 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Gross profit	$262	$272	$693	$710
Selling and administrative expense	78	87	234	257

Segment income	$184	$185	$459	$453

Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,

Net Sales	2006	2005	2006	2005

Americas Beverage	$437	$438	$1,210	$1,271
North America Food	250	226	630	585
Europe Beverage	342	273	919	722
Europe Food	574	567	1,435	1,439
Europe Specialty Packaging	120	112	312	311

Total reportable segments	1,723	1,616	4,506	4,328
Non-reportable segments	299	274	869	835

Total net sales	$2,022	$1,890	$5,375	$5,163

Segment Income

Americas Beverage	$51	$56	$117	$148
North America Food	28	13	54	32
Europe Beverage	32	43	96	110
Europe Food	55	70	146	168
Europe Specialty Packaging	6	7	20	19

Total reportable segments	172	189	433	477
Non-reportable segments	28	27	92	90
Corporate and other non-allocated costs	(16)	(31)	(66)	(114)

Total segment income	$184	$185	$459	$453

Amounts for 2005 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business. Amounts related to the Company’s remaining European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2006	2005

Assets
Current assets
Cash and cash equivalents	$289	$275
Receivables, net	1,070	944
Inventories	922	856
Prepaid expenses and other current assets	69	76
Assets held for sale		890

Total current assets	2,350	3,041

Goodwill	2,127	2,038
Property, plant and equipment, net	1,600	1,636
Other non-current assets	1,159	1,013

Total	$7,236	$7,728

Liabilities and shareholders’ (deficit) / equity
Current liabilities
Short-term debt	$86	$63
Current maturities of long-term debt	143	24
Other current liabilities	1,917	1,795
Liabilities held for sale		200

Total current liabilities	2,146	2,082

Long-term debt, excluding current maturities	3,469	3,618
Other non-current liabilities and minority interests	1,728	1,821
Shareholders’ (deficit) / equity	(107)	207

Total	$7,236	$7,728

Amounts for 2005 related to the Company’s plastic closures business were reclassified to assets and liabilities held for sale as a result of the October 2005 sale of that business. Amounts as of September 30, 2005 include the Company’s remaining European plastics businesses that were sold in 2006.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2006	2005

Cash flows from operating activities

Net income	$142	$96
Depreciation and amortization	173	222
Other, net	(301)	(217)

Net cash provided by operating activities (A)	14	101

Cash flows from investing activities
Capital expenditures	(136)	(115)
Other, net	14	(30)

Net cash used for investing activities	(122)	(145)

Cash flows from financing activities
Net change in debt	216	(91)
Other, net	(127)	(41)

Net cash provided by/(used for) financing activities	89	(132)

Effect of exchange rate changes on cash and cash equivalents	14	(20)

Net change in cash and cash equivalents	(5)	(196)

Cash and cash equivalents at January 1	294	471

Cash and cash equivalents at September 30	$289	$275

(A)	Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures. A reconciliation from net cash provided by operating activities to free cash flow for the nine months ended September 30 follows:

Nine months ended September 30,	2006	2005

Net cash provided by operating activities	$ 14	$101
Capital expenditures	(136)	(115)

Free cash flow	($122)	($ 14)

Included within net cash provided by operating activities for the nine months ended September 30, 2006 and 2005, were increased accounts receivable securitization amounts of $75 million and $204 million, respectively.

Cash flows related to the Company’s plastic closures business and the Company’s remaining European plastics businesses are included for the periods prior to the sale of those businesses.